Exhibit 5.3
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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

December 20, 2012

The Royal Bank of Scotland plc
The Royal Bank of Scotland Group plc
RBS Gogarburn PO Box 1000
Edinburgh EH12 1HQ
Scotland
United Kingdom

Ladies and Gentlemen:

The Royal Bank of Scotland plc, a public limited company incorporated and registered in Scotland (the “Issuer”), and The Royal Bank of Scotland Group plc, a public limited company incorporated and registered in Scotland (the “Guarantor”), have filed a registration statement on Form F-3, File No. 333-184147 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), securities (the “Shelf Securities”) to be issued from time to time by the Issuer and the Guarantor.  The Shelf Securities include the notes offered pursuant to the pricing supplements identified in Annex A attached hereto (the “Notes”), which are fully and unconditionally guaranteed by the Guarantor (the “Guarantees,” and together with the Notes, the “Securities”).  The Securities have been issued, or are to be issued, pursuant to the indenture (the “NV Base Indenture”) among The Royal Bank of Scotland N.V. (f/k/a ABN AMRO BANK N.V.) as issuer, RBS Holdings, N.V. (f/k/a ABN AMRO HOLDING N.V.), as guarantor (in their respective capacities, the “Original Issuer” and the “Original Guarantor”, respectively), Wilmington Trust Company (the “Trustee”), and Citibank, N.A. (the “Securities Administrator”) dated as of September 15, 2006 (such indenture, as amended by the NV Supplemental Indenture, the “NV Indenture”), as supplemented and amended by the First Supplemental Indenture (the “NV Supplemental Indenture”) between the Issuer, the Guarantor, the Original Issuer, the Original Guarantor, the Securities Administrator, and the Trustee, dated as of December 7, 2012, pursuant to which the Issuer and the Guarantor assumed the obligations of the Original Issuer and the Original Guarantor.

We, as your special United States counsel, have examined originals or copies, certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and

The Royal Bank of Scotland plc	2	December 20, 2012
The Royal Bank of Scotland Group plc

complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Issuer and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Issuer and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.
Based upon the foregoing, we advise you that in our opinion:

1. The Notes, when executed and authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment therefor, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

2. The Guarantees, when the Notes have been validly issued, will constitute valid and binding obligations of the Guarantor entitled to the benefits of the Indenture, enforceable against the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinion of Dundas & Wilson CS LLP, special counsel in Scotland for the Issuer and the Guarantor, dated December 20, 2012, and our opinion is subject to the qualifications, assumptions and limitations set forth therein.

In rendering the opinion above, we have assumed that the Trustee is validly existing and in good standing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance of the Indenture (1) are within the corporate powers of the Trustee, (2) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of the Trustee, (3) require no action by or in respect of, or filing with, any governmental body, agency or official and (4) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Issuer, the Guarantor or the Trustee, and that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Indenture is a valid, binding and enforceable agreement of the Trustee.

We hereby consent to the incorporation by reference of this opinion into the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in the pricing supplement relating to the Securities, which forms a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP

The Royal Bank of Scotland plc	3	December 20, 2012
The Royal Bank of Scotland Group plc

Annex A

Title of Securities	Date of Final Pricing Supplement	Aggregate Offering Amount	CUSIP
RBS US Large Cap TrendpilotTM Exchange Traded Notes due December 7, 2040	December 10, 2012	$150,000,000.00	78009L308
RBS US Mid Cap TrendpilotTM Exchange Traded Notes due January 25, 2041	December 10, 2012	$100,000,000.00	78009L209
RBS Gold TrendpilotTM Exchange Traded Notes due February 15, 2041	December 10, 2012	$100,000,000.00	78009L407